News Release

For Immediate Release:	For More Information,
July 24, 2019	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

SOUTHERN PINES, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced today net income of $23.9 million, or $0.80 per diluted common share, for the three months ended June 30, 2019, an increase of 3.9% in earnings per share from the $22.7 million, or $0.77 per diluted common share, recorded in the second quarter of 2018.

For the six months ended June 30, 2019, the Company recorded net income of $46.1 million, or $1.55 per diluted common share, an increase of 6.2% in earnings per share from the $43.4 million, or $1.46 per diluted common share, for the six months ended June 30, 2018.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2019 was $54.4 million, a 6.2% increase from the $51.2 million recorded in the second quarter of 2018. Net interest income for the first six months of 2019 amounted to $107.8 million, a 5.9% increase from the $101.7 million recorded in the comparable period of 2018. The increase in net interest income was due to growth in interest-earning assets.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) for the second quarter of 2019 was 4.06%, which was unchanged from the first quarter of 2019, and was one basis point lower than the 4.07% realized in the second quarter of 2018. For the six month period ended June 30, 2019, the Company’s net interest margin was 4.06% compared to 4.12% for the same period in 2018. The decreases in the net interest margins realized in 2019 were primarily due to lower loan discount accretion.

The Company recorded loan discount accretion of $1.7 million in the second quarter of 2019, compared to $2.3 million in the second quarter of 2018. For the six months ended June 30, 2019 and 2018, loan discount accretion amounted to $3.1 million and $4.4 million, respectively. Loan discount accretion had a 13 basis point impact on the net interest margin in the second quarter of 2019 compared to an 18 basis point impact in the second quarter of 2018. For the first six months of 2019 and 2018, loan discount accretion had a 12 basis point impact and an 18 basis point impact, respectively, on the net interest margin for the periods. The lower discount accretion in 2019 was attributable to paydowns in the Company’s acquired loan portfolios.

Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 3.93% for the second quarter of 2019, 3.95% for the first quarter of 2019, and 3.89% in the second quarter of 2018. Excluding the effects of loan discount accretion, the Company’s tax-equivalent net interest margin was 3.94% for both six month periods ended June 30, 2019 and 2018. See the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding loan discount accretion, and other information regarding this percentage.

Over the past year, the impact on the net interest margin of interest-bearing liability costs that have risen by more than earning asset yields has been substantially offset by earnings realized from the 15.1% growth in noninterest-bearing deposits, which has resulted in total funding costs increasing by approximately the same amount as the increase in earning asset yields.

Provision for Loan Losses and Asset Quality

The Company recorded a negative provision for loan losses of $0.3 million (reduction of the allowance for loan losses) in the second quarter of 2019 compared to a negative provision for loan losses of $0.7 million in the second quarter of 2018. For the six months ended June 30, 2019, the Company recorded a provision for loan losses of $0.2 million compared to a negative provision for loan losses of $4.4 million in the same period of 2018. In the first quarter of 2018, the Company experienced net loan recoveries of $3.7 million, which drove the negative provision during the period. The Company’s provision for loan losses has remained at a low level over the past several years as a result of strong asset quality, including low loan charge-offs.

The ratio of annualized net charge-offs (recoveries) to average loans for the six months ended June 30, 2019 was 0.02%, compared to (0.21%) for the same period of 2018. The Company’s nonperforming assets to total assets ratio was 0.57% at June 30, 2019 compared to 0.90% at June 30, 2018.

Noninterest Income

Total noninterest income was $16.0 million and $15.9 million for the three months ended June 30, 2019 and June 30, 2018, respectively. For the six months ended June 30, 2019, noninterest income amounted to $30.6 million compared to $31.7 million for the same period of 2018.

Core noninterest income for the second quarter of 2019 was $16.7 million, a 10.7% increase from the $15.1 million reported for the first quarter of 2018 – see reconciliation of core noninterest income to total noninterest income in the Financial Summary. Increases were experienced in most categories of income, with “Other service charges, commissions, and fees” increasing by $1.1 million, or 23.8%, primarily due to higher debit card and credit card interchange fees associated with increased usage.

Core noninterest income for the six months ended June 30, 2019 was $31.4 million, a 0.8% increase from the $31.2 million reported for the first half 2018. Higher “Other service charges, commissions and fees” were substantially offset by lower fees/gains on sales of mortgage loans and SBA loans.

Other gains (losses) amounted to a loss of $0.3 million in the second quarter of 2019 due to miscellaneous items, whereas in the second quarter of 2018, the Company recorded a $0.9 million gain on the sale of a former branch location.

Noninterest Expenses

Noninterest expenses amounted to $40.4 million in the second quarter of 2019, a 4.7% increase over the $38.6 million recorded in the second quarter of 2018. Noninterest expenses for the six months ended June 30, 2019 amounted to $79.7 million compared to $82.1 million in 2018, a decrease of 2.9%.

Merger and acquisition expenses declined by $0.5 million in the second quarter of 2019 compared to the second quarter of 2018, and declined by $3.2 million in the six months ended June 30, 2019 compared to the same period in 2018.

Income Taxes

The Company’s effective tax rate for the second quarter of 2019 was 21.2% compared to 22.1% in the second quarter of 2018. For the six months ended June 30, 2019 and 2018, the Company’s effective tax rates were 21.0% and 22.1%, respectively. The lower 2019 effective tax rates were primarily due to a decrease in the North Carolina corporate income tax rate from 3.0% to 2.5%, which became effective January 1, 2019.

Balance Sheet and Capital

Total assets at June 30, 2019 amounted to $6.0 billion, a 5.1% increase from a year earlier. Total loans at June 30, 2019 amounted to $4.3 billion, a 4.6% increase from a year earlier, and total deposits amounted to $4.8 billion at June 30, 2019, a 6.4% increase from a year earlier.

Annualized loan growth for the first half of 2019 was 4.3%. Annualized deposit growth for the first half of 2019 was 8.0%. Within deposits, the Company’s retail deposits (excludes brokered deposits and internet time deposits) grew at an annualized rate of 12.5% for the first six months of 2019. As a result of the strong retail deposit growth, the Company has lowered its level of brokered deposits, which have declined by $87 million, or 36.6%, since June 30, 2018. Additionally, the Company has paid down its borrowings by $106 million, or 26.0%, over that same time period.

Over the past twelve months in order to reduce exposure to the possibility of lower interest rates, the Company has invested a portion of its interest-bearing cash balances into fixed rate investment securities. As a result, from June 30, 2018 to June 30, 2019, interest-bearing cash balances have declined by 38% and investment securities balances have increased by 74%.

The Company remains well-capitalized by all regulatory standards, with an estimated Total Risk-Based Capital Ratio at June 30, 2019 of 14.55%, an increase from the 13.17% reported at June 30, 2018. The Company’s tangible common equity to tangible assets ratio was 9.75% at June 30, 2019, an increase of 116 basis points from a year earlier.

Comments of the CEO and Other Business Matters

Richard H. Moore, CEO of First Bancorp, commented, “We are pleased with our results for the quarter, which resulted in a return on average assets of 1.60%. We are also very pleased with our recent recognition by Forbes as being one of the best banks in North Carolina. We extend a special thank you to our customers for your business and your support.”

The following is additional discussion of business development and other miscellaneous matters affecting the Company during the second quarter of 2019:

•	On June 14, 2019, the Company announced a quarterly cash dividend of $0.12 per share payable on July 25, 2019 to shareholders of record on June 30, 2019. This dividend rate represents a 20% increase over the dividend rate declared in the second quarter of 2018.

•	During the second quarter of 2019, the Company repurchased 182,000 shares of the Company’s common stock at an average price of $35.82, which totaled $6.5 million. The Company has $25 million of total repurchase authority and depending on market conditions, may continue share repurchases up to that limit during the remainder of 2019.

* * *

First Bancorp is a bank holding company headquartered in Southern Pines, North Carolina, with total assets of approximately $6.0 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 101 branches in North Carolina and South Carolina. First Bank also operates one loan production office in Raleigh, North Carolina. First Bank Insurance Services is a subsidiary of First Bank and provides insurance products and services to individuals and businesses throughout First Bank’s market area. First Bank also provides SBA loans to customers through its nationwide network of lenders – for more information on First Bank’s SBA lending capabilities, please visit www.firstbanksba.com. First Bancorp’s common stock is traded on The NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.LocalFirstBank.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other words or phrases concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to this press release by wire services, internet services or other media.

First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2019	2018	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$55,652	51,451
Interest on investment securities	5,264	2,833
Other interest income	2,106	2,451
Total interest income	63,022	56,735	11.1%
Interest expense
Interest on deposits	6,324	3,233
Interest on borrowings	2,289	2,270
Total interest expense	8,613	5,503	56.5%
Net interest income	54,409	51,232	6.2%
Total provision (reversal) for loan losses	(308)	(710)	n/m
Net interest income after provision for loan losses	54,717	51,942	5.3%
Noninterest income
Service charges on deposit accounts	3,210	3,122
Other service charges, commissions, and fees	5,786	4,674
Fees from presold mortgage loans	857	796
Commissions from sales of insurance and financial products	2,204	2,119
SBA consulting fees	921	1,126
SBA loan sale gains	3,069	2,598
Bank-owned life insurance income	631	628
Foreclosed property gains (losses), net	(381)	(99)
Securities gains (losses), net	—	—
Other gains (losses), net	(308)	908
Total noninterest income	15,989	15,872	0.7%
Noninterest expenses
Salaries expense	19,732	18,446
Employee benefit expense	4,418	4,084
Occupancy and equipment related expense	3,912	3,784
Merger and acquisition expenses	103	640
Intangibles amortization expense	1,242	1,506
Other operating expenses	11,032	10,174
Total noninterest expenses	40,439	38,634	4.7%
Income before income taxes	30,267	29,180	3.7%
Income tax expense	6,408	6,450	(0.7%)
Net income	$23,859	22,730	5.0%

Earnings per common share – diluted	$0.80	0.77	3.9%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$54,409	51,232
Tax-equivalent adjustment (1)	423	367
Net interest income, tax-equivalent	$54,832	51,599	6.3%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m – not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2019	2018	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$109,612	101,621
Interest on investment securities	10,338	5,799
Other interest income	4,807	4,376
Total interest income	124,757	111,796	11.6%
Interest expense
Interest on deposits	11,901	5,906
Interest on borrowings	5,086	4,151
Total interest expense	16,897	10,057	68.9%
Net interest income	107,770	101,739	5.9%
Total provision (reversal) for loan losses	192	(4,369)	n/m
Net interest income after provision for loan losses	107,578	106,108	1.4%
Noninterest income
Service charges on deposit accounts	6,155	6,385
Other service charges, commissions, and fees	11,034	9,159
Fees from presold mortgage loans	1,402	1,655
Commissions from sales of insurance and financial products	4,233	4,059
SBA consulting fees	2,184	2,267
SBA loan sale gains	5,131	6,400
Bank-owned life insurance income	1,277	1,251
Foreclosed property gains (losses), net	(626)	(387)
Securities gains (losses), net	—	—
Other gains (losses), net	(226)	912
Total noninterest income	30,564	31,701	(3.6%)
Noninterest expenses
Salaries expense	38,697	37,844
Employee benefit expense	9,006	8,691
Occupancy and equipment related expense	8,035	7,838
Merger and acquisition expenses	213	3,401
Intangibles amortization expense	2,574	3,066
Other operating expenses	21,185	21,280
Total noninterest expenses	79,710	82,120	(2.9%)
Income before income taxes	58,432	55,689	4.9%
Income tax expense	12,288	12,286	0.0%
Net income	$46,144	43,403	6.3%

Earnings per common share – diluted	$1.55	1.46	6.2%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$107,770	101,739
Tax-equivalent adjustment (1)	847	723
Net interest income, tax-equivalent	$108,617	102,462	6.0%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 23% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m - not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,			Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2019	2018		2019	2018
Return on average assets (1)	1.60%	1.61%		1.56%	1.56%
Return on average common equity (2)	11.93%	12.70%		11.80%	12.33%
Net interest margin – tax-equivalent (3)	4.06%	4.07%		4.06%	4.12%
Net charge-offs (recoveries) to average loans	0.00%	(0.07%	)	0.02%	(0.21%	)

COMMON SHARE DATA
Cash dividends declared – common	$0.12	0.10		0.24	0.20
Stated book value – common	27.43	24.20		27.43	24.20
Tangible book value – common	18.89	15.79		18.89	15.79
Common shares outstanding at end of period	29,717,223	29,702,912		29,717,223	29,702,912
Weighted average shares outstanding – diluted	29,796,941	29,632,738		29,808,859	29,630,822

CAPITAL RATIOS
Tangible common equity to tangible assets	9.75%	8.59%		9.75%	8.59%
Common equity tier I capital ratio - estimated	12.90%	11.40%		12.90%	11.40%
Tier I leverage ratio – estimated	10.92%	10.05%		10.92%	10.05%
Tier I risk-based capital ratio - estimated	14.07%	12.61%		14.07%	12.61%
Total risk-based capital ratio - estimated	14.55%	13.17%		14.55%	13.17%

AVERAGE BALANCES ($ in thousands)
Total assets	$5,994,595	5,671,620		5,969,822	5,610,568
Loans	4,329,866	4,133,689		4,305,069	4,116,592
Earning assets	5,417,284	5,080,372		5,395,025	5,014,992
Deposits	4,810,029	4,512,559		4,757,130	4,458,182
Interest-bearing liabilities	3,716,092	3,671,692		3,744,903	3,650,528
Shareholders’ equity	802,131	717,975		788,595	709,693

(1) Calculated by dividing annualized net income by average assets.

(2) Calculated by dividing annualized net income by average common equity.

(3) See note 1 on the first page of the Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Net interest income – tax-equivalent (1)	$54,832	53,785	54,289	52,273	51,599
Taxable equivalent adjustment (1)	423	424	443	428	367
Net interest income	54,409	53,361	53,846	51,845	51,232
Provision (reversal) for loan losses	(308)	500	693	87	(710)
Noninterest income	15,989	14,575	14,114	15,173	15,872
Noninterest expense	40,439	39,271	37,374	39,035	38,634
Income before income taxes	30,267	28,165	29,893	27,896	29,180
Income tax expense	6,408	5,880	5,998	5,905	6,450
Net income	23,859	22,285	23,895	21,991	22,730

Earnings per common share – diluted	0.80	0.75	0.80	0.74	0.77

Cash dividends declared per share	0.12	0.12	0.10	0.10	0.10

(1)	See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands - unaudited)
	At June 30, 2019	At Mar. 31, 2019	At Dec. 31, 2018	At June 30, 2018	One Year Change
Assets
Cash and due from banks	$52,679	80,620	56,050	97,163	(45.8%	)
Interest-bearing deposits with banks	286,781	366,187	406,848	462,972	(38.1%	)
Total cash and cash equivalents	339,460	446,807	462,898	560,135	(39.4%	)

Investment securities	771,021	730,512	602,588	442,333	74.3%
Presold mortgages	6,222	3,318	4,279	9,311	(33.2%	)

Total loans	4,339,497	4,303,787	4,249,064	4,149,390	4.6%
Allowance for loan losses	(20,789)	(21,095)	(21,039)	(23,298)	(10.8%	)
Net loans	4,318,708	4,282,692	4,228,025	4,126,092	4.7%

Premises and equipment	136,901	137,725	119,000	113,774	20.3%
Intangible assets	253,769	254,449	255,480	255,610	(0.7%	)
Foreclosed real estate	5,107	6,390	7,440	8,296	(38.4%	)
Bank-owned life insurance	103,154	102,524	101,878	100,413	2.7%
Other assets	77,697	85,831	82,528	101,636	(23.6%	)
Total assets	$6,012,039	6,050,248	5,864,116	5,717,600	5.1%

Liabilities
Deposits:
Noninterest-bearing checking accounts	$1,441,064	1,390,516	1,320,131	1,252,214	15.1%
Interest-bearing checking accounts	931,945	922,254	916,374	915,666	1.8%
Money market accounts	1,104,052	1,079,002	1,035,523	1,021,659	8.1%
Savings accounts	413,065	417,812	432,389	440,475	(6.2%	)
Brokered deposits	150,888	216,616	239,875	238,098	(36.6%	)
Internet time deposits	1,445	3,428	3,428	6,999	(79.4%	)
Other time deposits > $100,000	538,401	506,148	447,619	402,109	33.9%
Other time deposits	262,194	261,462	264,000	276,401	(5.1%	)
Total deposits	4,843,054	4,797,238	4,659,339	4,553,621	6.4%

Borrowings	301,140	406,125	406,609	407,076	(26.0%	)
Other liabilities	52,676	58,746	33,938	32,181	63.7%
Total liabilities	5,196,870	5,262,109	5,099,886	4,992,878	4.1%

Shareholders’ equity
Common stock	432,533	434,948	434,453	434,117	(0.4%	)
Retained earnings	380,748	360,455	341,738	301,800	26.2%
Stock in rabbi trust assumed in acquisition	(3,625)	(3,245)	(3,235)	(3,214)	(12.8%	)
Rabbi trust obligation	3,625	3,245	3,235	3,214	12.8%
Accumulated other comprehensive income (loss)	1,888	(7,264)	(11,961)	(11,195)	n/m
Total shareholders’ equity	815,169	788,139	764,230	724,722	12.5%
Total liabilities and shareholders’ equity	$6,012,039	6,050,248	5,864,116	5,717,600	5.1%

First Bancorp and Subsidiaries Financial Summary – Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Yield on loans	5.16%	5.11%	5.13%	4.96%	4.99%
Yield on securities	2.81%	2.95%	2.71%	2.52%	2.47%
Yield on other earning assets	2.51%	2.77%	2.29%	2.33%	2.02%
Yield on all interest-earning assets	4.67%	4.66%	4.60%	4.49%	4.48%

Rate on interest bearing deposits	0.75%	0.67%	0.56%	0.48%	0.40%
Rate on other interest-bearing liabilities	2.83%	2.79%	2.60%	2.41%	2.24%
Rate on all interest-bearing liabilities	0.93%	0.90%	0.79%	0.69%	0.60%
Total cost of funds	0.67%	0.66%	0.58%	0.51%	0.45%

Net interest margin (1)	4.03%	4.03%	4.05%	4.00%	4.04%

Net interest margin – tax-equivalent (2)	4.06%	4.06%	4.08%	4.03%	4.07%

Average prime rate	5.50%	5.50%	5.28%	5.01%	4.80%

(1)	Calculated by dividing annualized net interest income by average earning assets for the period.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See note 1 on the first page of this Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Interest income – increased by accretion of loan discount on acquired loans	$1,336	1,132	1,566	1,365	2,064
Interest income – increased by accretion of loan discount on retained portions of SBA loans	394	287	264	210	232
Interest expense – reduced by premium amortization of deposits	50	58	71	84	101
Interest expense – increased by discount accretion of borrowings	(45)	(45)	(45)	(46)	(45)
Impact on net interest income	$1,735	1,432	1,856	1,613	2,352

First Bancorp and Subsidiaries Financial Summary – Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Nonperforming assets
Nonaccrual loans	$17,375	20,684	22,575	18,231	25,494
Troubled debt restructurings - accruing	11,890	12,457	13,418	16,657	17,386
Accruing loans > 90 days past due	—	—	—	—	—
Total nonperforming loans	29,265	33,141	35,993	34,888	42,880
Foreclosed real estate	5,107	6,390	7,440	6,140	8,296
Total nonperforming assets	$34,372	39,531	43,433	41,028	51,176
Purchased credit impaired loans not included above (1)	$14,175	15,867	17,393	20,189	20,832
Asset Quality Ratios
Net quarterly charge-offs (recoveries) to average loans – annualized	0.00%	0.04%	0.02%	0.27%	(0.07%	)
Nonperforming loans to total loans	0.67%	0.77%	0.85%	0.83%	1.03%
Nonperforming assets to total assets	0.57%	0.65%	0.74%	0.72%	0.90%
Allowance for loan losses to total loans	0.48%	0.49%	0.50%	0.49%	0.56%
Allowance for loan losses + unaccreted discount on acquired loans to total loans	0.82%	0.86%	0.90%	0.94%	1.05%

(1)	In the March 3, 2017 acquisition of Carolina Bank and the October 1, 2017 acquisition of Asheville Savings Bank, the Company acquired $19.3 million and $9.9 million, respectively, in purchased credit impaired loans in accordance with ASC 310-30 accounting guidance. These loans are excluded from the nonperforming loan amounts.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2019	Mar. 31, 2019	Dec. 31, 2018	Sept. 30, 2018	June 30, 2018

Net interest income, as reported	$54,409	53,361	53,846	51,845	51,232
Tax-equivalent adjustment	423	424	443	428	367
Net interest income, tax-equivalent (A)	$54,832	53,785	54,289	52,273	51,599
Average earning assets (B)	$5,417,284	5,372,766	5,276,311	5,143,449	5,080,372
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	4.06%	4.06%	4.08%	4.03%	4.07%

Net interest income, tax-equivalent	$54,832	53,785	54,289	52,273	51,599
Loan discount accretion	1,730	1,419	1,830	1,575	2,296
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$53,102	52,366	52,459	50,698	49,303
Average earnings assets (B)	$5,417,284	5,372,766	5,276,311	5,143,449	5,080,372
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	3.93%	3.95%	3.94%	3.91%	3.89%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this Note. Loan discount accretion is a non-cash interest income adjustment that is related to 1) the Company’s acquisition of loans and represents the portion of the fair value discount that was initially recorded on the acquired loans, and 2) the Company’s origination of SBA loans and the subsequent sale of the guaranteed portions of the loans that results in a discount being recorded on the retained portion of the loans. These discounts are recognized into income over the lives of the loans. At June 30, 2019, the Company had a remaining loan discount balance on acquired loans of $14.8 million compared to $20.3 million at June 30, 2018. At June 30, 2019, the Company had a remaining loan discount balance on SBA loans of $6.9 million compared to $4.7 million at June 30, 2018. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore, management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Reconciliation of Core Noninterest Income to Total Noninterest Income ($ in thousands)	Three Months Ended June 30, 2019	Three Months Ended June 30, 2018	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018
Noninterest income
Service charges on deposit accounts	$3,210	3,122	6,155	6,385
Other service charges, commissions, and fees	5,786	4,674	11,034	9,159
Fees from presold mortgage loans	857	796	1,402	1,655
Commissions from sales of insurance and financial products	2,204	2,119	4,233	4,059
SBA consulting fees	921	1,126	2,184	2,267
SBA loan sale gains	3,069	2,598	5,131	6,400
Bank-owned life insurance income	631	628	1,277	1,251
Core noninterest Income	16,678	15,063	31,416	31,176
Foreclosed property gains (losses), net	(381)	(99)	(626)	(387)
Securities gains (losses), net	—	—	—	—
Other gains (losses), net	(308)	908	(226)	912
Total noninterest income	$15,989	15,872	30,564	31,701